Exhibit 4.1

FIFTH SUPPLEMENTAL INDENTURE

This Fifth Supplemental Indenture (this “Supplemental Indenture”), dated as of December 28, 2021, among (a) Energy Transfer LP, a Delaware limited partnership (the “New Issuer”), (b) Enable Midstream Partners, LP, a Delaware limited partnership (the “Original Issuer”) and (c) U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Original Issuer has heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or modified from time to time, the “Base Indenture”), dated as of May 27, 2014, among the Original Issuer, any guarantors party thereto, and the Trustee, providing for the issuance from time to time of the Original Issuer’s unsecured senior debt securities (the “Securities”);

WHEREAS, pursuant to the right to issue Securities under the Base Indenture, the Original Issuer entered into (i) that certain First Supplemental Indenture, dated as of May 27, 2014, by and among, the Original Issuer, CenterPoint Energy Resources Corp., a Delaware corporation, as guarantor, and the Trustee (the “First Supplemental Indenture”), providing for the issuance of (A) an initial aggregate principal amount of $600,000,000 3.900% Senior Notes due 2024 (the “2024 Notes”) and (B) an initial aggregate principal amount of $550,000,000 5.000% Senior Notes due 2044 (the “2044 Notes”); (ii) that certain Second Supplemental Indenture, dated as of March 9, 2017, by and between the Original Issuer and the Trustee (the “Second Supplemental Indenture”), providing for the issuance of an initial aggregate principal amount of $700,000,000 4.400% Senior Notes due 2027 (the “2027 Notes”); (iii) that certain Third Supplemental Indenture, dated as of May 10, 2018, by and between the Original Issuer and the Trustee (the “Third Supplemental Indenture”), providing for the issuance of an initial aggregate principal amount of $800,000,000 4.950% Senior Notes due 2028 (the “2028 Notes”) and (iv) that certain Fourth Supplemental Indenture, dated as of September 13, 2019, by and between the Original Issuer and the Trustee (the “Fourth Supplemental Indenture”, and together with the Base Indenture, First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture, each an “Indenture” and collectively, the “Indentures”), providing for the issuance of an initial aggregate principal amount of $550,000,000 4.150% Senior Notes due 2029 (the “2029 Notes”, and together with the 2024 Notes, 2044 Notes, 2027 Notes and 2028 Notes, collectively, the “Notes”).

WHEREAS, the Original Issuer assigned substantially all of its assets to the New Issuer pursuant to that certain Distribution Agreement dated as of the date hereof, by and among the Original Issuer and the New Issuer (the “Distribution Agreement”);

WHEREAS, Section 801(2) of the Base Indenture provides that the Original Issuer may, among other things, assign all or substantially all of its assets to another Person if, among other things, such assignee expressly assumes the Original Issuer’s obligations under the Notes and the Indentures;

WHEREAS, Section 901(1) of the Base Indenture provides that, without the consent of any Holders, the Indentures may be amended to provide for the assumption of the Original Issuer’s obligations under the Notes and the Indentures in the case of an assignment of all or substantially all of the Original Issuer’s assets;

WHEREAS, in connection with the transactions contemplated by the Distribution Agreement, the parties hereto desire to enter into this Supplemental Indenture to evidence the assumption by the New Issuer of all the payment and other obligations of the Original Issuer under the Notes and the Indentures on the date hereof;

WHEREAS, pursuant to the Indentures, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, each of the New Issuer and the Original Issuer have been duly authorized to enter into this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.

(2) Assumption of the Obligations. The New Issuer hereby agrees, as of the date hereof, to assume, to be bound by and to be liable, as a primary obligor and not as a guarantor or surety, with respect to, any and all Obligations under the Indentures and the Notes on the terms and subject to the conditions set forth in the Indentures and all other obligations of the Original Issuer under the Indentures and the Notes as if it were the Original Issuer thereunder (so that from and after the date hereof, the provisions of the Indentures and the Notes referring to the Original Issuer (referred to as the “Company” in the Indentures) shall instead refer to the New Issuer).

(3) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of the New Issuer or the Original Issuer or any parent company (other than an obligor under the Notes) will have any liability for any obligations of the New Issuer or the Original Issuer under the Notes, the Indentures or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4) Ratification of Base Indenture. The Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Supplemental Indenture by the New Issuer and the Trustee, this Supplemental Indenture shall form a part of the Base Indenture for all purposes, and the New Issuer, the Trustee and every Holder of each series of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the Base Indenture, whether within the Base Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture (whether or not made), unless the context shall require otherwise.

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(5) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (by “.pdf” or other format) transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically (by “.pdf” or other format) shall be deemed to be their original signatures for all purposes.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Issuer, and the Trustee assumes no responsibility for their correctness.

(9) Benefits Acknowledged. Upon execution and delivery of this Supplemental Indenture, the New Issuer will be subject to the terms and conditions set forth in the Indentures. The New Issuer acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indentures and this Supplemental Indenture and that its obligations as a result of this Supplemental Indenture are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of the New Issuer in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ORIGINAL ISSUER:

ENABLE MIDSTREAM PARTNERS, LP

By: Enable GP, LLC, its general partner

By:	/s/ Bradford D. Whitehurst
Name: Bradford D. Whitehurst
Title: Chief Financial Officer

NEW ISSUER:

ENERGY TRANSFER LP, as Issuer

By: LE GP, LLC, its general partner

By:	/s/ Bradford D. Whitehurst
Name: Bradford D. Whitehurst
Title: Chief Financial Officer

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Alejandro Hoyos
Name: Alejandro Hoyos
Title: Vice President